                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            SILVERLEAF RESORTS, INC.
                            ------------------------
                                (Name of Issuer)


                      Common Stock $.01 Per Value Per Share
                      -------------------------------------
                         (Title of Class of Securities)


                                   828395 10 3
                                   -----------
                                 (CUSIP Number)

                                February 25, 2000
                                -----------------
              Date of event which requires filing of this statement

                   Check the appropriate box to designate the
                  rule pursuant to which this schedule is filed

                                 Rule 13d - 1(b)
                                 Rule 13d - 1(c)
                                 Rule 13d - 1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  2  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Geoffrey Nixon
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   New Zealand
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     0
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     0
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  3  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Mission Partners, L.P. (EIN# 33-0569956)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     229,550
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     229,550
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    229,550
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.8% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  4  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Liberty Nominees Limited (EIN# N/A)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   New Zealand
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     76,000
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     76,000
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    76,000
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  5  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Horizon Offshore, Ltd. (EIN# N/A)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     54,700
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     54,700
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    54,700
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.42% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  6  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          U.S. Equity Investment L.P. (EIN# 65-0153975)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     28,700
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     28,700
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    28,700
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.22% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  7  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Mayfair Capital Fund, L.P. (EIN# 13-4024777)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     225,450
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     225,450
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    225,450
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.7% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  8  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          MCM Associates, Ltd. (EIN# 33-0562278)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     10,000
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     10,000
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,000
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP No.   828395 10 3               13G            Page  9  of  13  Pages
                                                          ----   ----
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          MCM Profit Sharing Plan - DLJSC-Custodian FBO Geoffrey Nixon TTEE
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   New York
--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     0
                           -----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           -----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     0
          WITH
                           -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            / /

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0% (based on 12,889,417 shares outstanding at November 12, 1999)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 828395 10  3                                             Page 10 of 13



ITEM 1.           NAME OF ISSUER AND ADDRESS

                  (a) The name of the issuer is Silverleaf Resorts, Inc., a Texas corporation ("Issuer").

                  (b) The principal executive offices of Issuer are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

ITEM 2. IDENTIFY, ADDRESS, CITIZENSHIP, TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Items 2(a), (b), (c)
--------------------

                  This statement on Schedule 13G ("STATEMENT") is filed by Geoffrey Nixon ("NIXON"), Mission Partners, L.P. ("Mission"), Liberty Nominees Limited ("LIBERTY"), Horizon Offshore, Ltd. ("HORIZON"), U.S. Equity Investment, L.P. ("EQUITY"), Mayfair Capital Fund, L.P. ("MAYFAIR"), MCM Associates, Ltd. ("MCM") and MCM Profit Sharing Plan-DLJSC-FBO Geoffrey Nixon TTEE ("PSP") (collectively the "GROUP"; each member of the Group being hereinafter referred to individually as a "MEMBER" and collectively at "MEMBERS"). Nixon's and PSP's principal business address is 11 West 42nd Street, 19th Floor, New York NY 10036. Nixon is a citizen of the Country of New Zealand. PSP is a New York profit sharing plan for the benefit of Nixon. Nixon is the sole Trustee and Beneficiary of PSP. Mission's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mission is a Delaware limited partnership. MCM, a Delaware corporation, is the sole general partner of Mission and, as such, MCM has full voting and dispositive power with respect to all of the securities owned by Mission. Nixon is the sole officer, director and shareholder of MCM. Liberty's principal business address is at P.O. Box 10-246, Wellington, New Zealand. Liberty is a private New Zealand company. Liberty has established an account over which MCM has sole investment discretion. It is the account over which MCM has sole investment discretion that has purchased the shares of Issuer Common Stock (as defined below). Horizon's principal business address is at c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. Horizon is a private Cayman Islands investment corporation. MCM is the sole investment manager of Horizon and MCM has full voting and dispositve power with respect to all of the securities owned by Horizon. Mayfair's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mayfair is a Delaware limited partnership. MCM Capital Management, LLC, a Delaware limited liability company (the "LLC"), is the sole general partner of Mayfair and, as such, LLC has full voting and dispositive power with respect to all of the securities owned by Mayfair. Nixon is the sole management and principal member of LLC. The other member of the LLC is Nixon's wife. Equity is a Delaware limited partnership. Equity's principal address is 1001 North Highway 1, Suite 800, Jupiter, Florida 33477. Equity has established an account over which MCM has sole investment discretion. It is this account through which MCM has purchased the shares of Issuer Common Stock.

ITEM 2(d), (e)
--------------

This Statement relates to the Common Stock, $.01 per value per share (the "Issuer Common Stock") of Issuer. The CUSIP number for the Issuer Common Stock is 828395 10 3.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP

ITEM 4(a), (b)
--------------

                  Nixon owns 0 shares of Issuer Common Stock, representing
0.0% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Mission owns 229,550 shares of Issuer Common Stock, representing 1.8% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Liberty owns 76,000 shares of Issuer Common Stock, representing 0.59% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Horizon owns 54,700 shares of Issuer Common Stock, representing 0.342% of Issuer's issued and outstanding shares (based

                                  SCHEDULE 13G

CUSIP NO. 828395 10 3                                              Page 11 of 13



on 12,889,417 shares outstanding at November 12, 1999). Equity owns 28,700 of Issuer Common Stock representing 0.22% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). Mayfair owns 225,450 shares of Issuer Common Stock, representing 1.7% of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). MCM owns 10,000 shares of Issuer's issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). PSP owns 0 shares of Issuer Common Stock representing 0.0% of Issuer issued outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999). The Group, in the aggregate, owns 624,400 shares of Issuer Common Stock representing 4.84% of Issuer issued and outstanding shares (based on 12,889,417 shares outstanding at November 12, 1999).

ITEM 4(c)

                  Each Member is the sole beneficial owner of the securities identified in subsection (a) above, except that Nixon owns the 0 shares of Issuer Common Stock jointly with his wife. MCM, as the sole general partner of Mission, has sole voting and dispositive power over the Issuer Common Stock owned by Mission. MCM, as the sole investment manager of an account established by Liberty and Equity, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Liberty. MCM, as the sole investment manager of Horizon, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Horizon. LLC, as the sole general partner of Mayfair, has sole voting and dispositive power over the Issuer Common Stock owned by Mayfair. Nixon, as the sole Trustee of PSP and sole officer, director and shareholder of MCM, has the sole voting and dispositive power over the Issuer Common Stock owned by PSP and MCM.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:/X/

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 828395 10 3                                              Page 12 of 13

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  March 9, 2000

                              /s/ Geoffrey Nixon
                              -----------------------------------------
                              GEOFFREY NIXON

                              MISSION PARTNERS, L.P.
                              By: MCM Associates, Ltd., General Partner

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, President

                              LIBERTY NOMINEES LIMTED
                              By: MCM Associates, Ltd., General Partner

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, President

                              HORIZON OFFSHORE, LTD.

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, Director

                              MCM ASSOCIATES LTD.

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, President

                              MAYFAIR CAPITAL FUND, L.P.
                              By:  MCM Capital Management, LLC., General Partner

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, Manager

                              MCM PROFIT SHARING PLAN DLJSC-ASSOCIATION FBO Geoffrey Nixon

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, Trustee

                              U.S. EQUITY INVESTMENTS, L.P.
                              By:  MCM Associates, Ltd., Investment Manager

                              By:/s/ Geoffrey Nixon
                                 --------------------------------------
                                 Geoffrey Nixon, President

                                  SCHEDULE 13G

CUSIP NO. 828395 10 3                                              Page 13 of 13



                             JOINT FILING AGREEMENT



JOINT FILING AGREEMENT made as of this 9th day of March, 2000, by and among GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD.

                              W I T N E S S E T H :

WHEREAS, GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD. collectively beneficially own less than five (5%) percent of the issued and outstanding common stock, $.01 par value, of Silverleaf Resorts, Inc. ("Issuer Common Stock"), a Texas corporation; and

                  WHEREAS, the parties desire to jointly file a Schedule 13G with the SEC,

                  NOW, THEREFORE, the parties agree as follows:

         1. GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD. hereby agree to jointly file a Schedule 13G with the SEC regarding the beneficial ownership of Issuer Common Stock and to file any and all amendments and supplements thereto.

         2. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and may not be amended, modified or changed except pursuant to a written instrument signed by all parties.

                  IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.


                                                             HORIZON OFFSHORE LTD

/s/ Geoffrey Nixon                                           /s/ Geoffrey Nixon
------------------------------------------                   ------------------------------------------
GEOFFREY NIXON                                               GEOFFREY NIXON

MISSION PARTNERS, L.P.                                       MCM ASSOCIATES, LTD.
By:  MCM Associates, Ltd., General Partner                   Manager

/s/ Geoffrey Nixon                                           /s/ Geoffrey Nixon
------------------------------------------                   ------------------------------------------
GEOFFREY NIXON, President                                    GEOFFREY NIXON, President

LIBERTY NOMINEES LIMITED                                     MAYFAIR CAPITAL FUND, L.P.
By MCM Associates, Ltd., Investment Manager                  By:  MCM Capital Management, LLC, General Partner

/s/ Geoffrey Nixon                                           /s/ Geoffrey Nixon
------------------------------------------                   ------------------------------------------
GEOFFREY NIXON, President                                    GEOFFREY NIXON, Manager

U.S. EQUITY INVESTMENT, L.P.                                 MCM PROFIT SHARING PLAN-DLJSC-Custodian FBO Geoffrey
By:  MCM Associates, Ltd., Investment Manager                Nixon

/s/ Geoffrey Nixon                                           /s/ Geoffrey Nixon
------------------------------------------                   ------------------------------------------
GEOFFREY NIXON, President                                    GEOFFREY NIXON, Trustee
